Exhibit 99.4

COMMUNITY & SOUTHERN HOLDINGS, INC.

ATLANTA, GEORGIA

SPECIAL MEETING OF STOCKHOLDERS

PROXY

The undersigned stockholder of Community & Southern Holdings, Inc. (the “Company”), Atlanta, Georgia, hereby constitutes and appoints Messrs. Patrick M. Frawley and Stephen R. Stone, or either of them, each with full power of substitution, as Proxy or Proxies of the undersigned, to vote the number of shares of the Company’s common stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held at      a.m., Eastern Daylight Time, on             , 2016, at the Company’s corporate headquarters located at 3333 Riverwood Parkway, Suite 350, Atlanta, GA 30339, or at any adjournments or postponements thereof (the “Meeting”). The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1.	AGREEMENT AND PLAN OF MERGER. Proposal to adopt the Agreement and Plan of Merger, dated as of October 19, 2015, by and among Bank of the Ozarks, Inc. (“Ozarks”) and its wholly-owned bank subsidiary, Bank of the Ozarks, the Company and the Company’s wholly-owned bank subsidiary, Community & Southern Bank, as such merger agreement may be amended from time to time, and the merger and other transactions contemplated by the merger agreement.

FOR	AGAINST	ABSTAIN

2.	ADJOURNMENT PROPOSAL. Proposal to authorize the board of directors to adjourn or postpone the Meeting to a later date, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal or to vote on other matters properly before such special meeting.

FOR	AGAINST	ABSTAIN

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted “FOR” Proposals 1 and 2. In its discretion, the Proxy is authorized to vote upon such other business that may properly come before the Meeting or any adjournment thereof. If any other business is presented at the Meeting, this proxy card will be voted by the proxy in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

Please print and sign your name exactly as it appears on your stock certificate, and return this Proxy in the enclosed postage-paid envelope. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. In addition, please date this Proxy.

Print name of Stockholder	Signature of Stockholder

Print name of other Stockholder	Signature of other Stockholder
(if held jointly)	(if held jointly)

Dated: , 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COMMUNITY & SOUTHERN HOLDINGS, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.